ROFIN-SINAR ANNOUNCES NEW PROJECT FOR DIODE LASER DEVELOPMENT

Hamburg, Germany/Plymouth MI, April 16, 1998 -- ROFIN-SINAR Technologies, Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high performance laser beam sources, today announced that an independent jury has chosen the "Modular Diode Laser-Tools" project presented by ROFIN-SINAR Laser as one of the five new projects to be supported by the German Federal Ministry of Education, Science, Research and Technology BMBF. The competition, organized by the BMBF, aims to further promote the development and application of advanced technologies.

"We are very pleased with the decision," Hinrich Martinen, CTO of ROFIN-SINAR commented. "This proposal, which was developed in close cooperation with the Fraunhofer Institute for Laser Technology in Aachen, will help us to establish a leadership position for German companies and institutes in the world wide market of industrial laser materials processing."

The objective of the project is to identify the requirements and develop laser diodes suitable for material processing tools for manufacturing industries. The project involves more than 20 companies and institutes and is anticipated to last 5 years, with a total budget of more than DM 70 million (approx. $40 million).

Diode lasers are extremely compact and maintenance-free, and feature an overall efficiency of approximately 40%, significantly higher than the efficiency of conventional CO2 or Nd:YAG lasers. However, the beam quality and the related focusability with current diode technology are low, restricting industrial applications to surface treatment and soldering and welding of plastics and thin metal sheets. Therefore, improvements in beam quality, laser output power and the development of new application areas are key objectives of the research project.

The Fraunhofer Institute for Laser Technology in Aachen, Germany, has considerable experience in the field of laser technology and the development of industrial applications, a result of numerous cooperative agreements with industrial partners involving more than 1,000 R&D projects. Two years ago, ROFIN-SINAR and FHG ILT agreed to establish a cooperative partnership for the development of high power diode pumped solid state lasers.

ROFIN-SINAR Laser GmbH is a subsidiary of ROFIN-SINAR Technologies Incorporated. The Company designs, develops, engineers and manufactures a wide product range of laser beam sources for industrial materials processing. ROFIN-SINAR's ordinary shares trade on the NASDAQ under the Symbol RSTI.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk , competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements. These forward looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.